EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2014 Fourth Quarter and Full Year Financial Results

ELGIN, Ill., March 16, 2015 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the fourth quarter of fiscal 2014 and for the full fiscal year, which ended January 3, 2015.

Fourth quarter and full year highlights include:

  On October 16, 2014, we acquired FCC Environmental ("FCCE"). FCCE was a significant collector of used oil in the United States and also offered vacuum and oily water disposal and treatment, parts cleaning services, antifreeze recycling, and field services. FCCE operated in the Southern and Eastern United States.

  Revenues for the quarter increased 27.3%, to $117.1 million, compared to $92.0 million in the fourth quarter of fiscal 2013. This increase was primarily the result of revenues from the acquisition of FCCE as well as from organic growth in our Environmental Services segment and, to a lesser degree, as a result of an extra week of operations at the end of the fourth quarter of 2014 compared to the fourth quarter of 2013. Oil Business revenues, pressured by a sharp decline in crude oil prices during the quarter, remained flat. For fiscal 2014, revenues increased 19.7% to $339.1 million, compared to $283.1 million in fiscal 2013. For fiscal 2014, revenues increased in both our segments, driven by organic growth in the Environmental Services segment and by increased base oil production at our used oil re-refinery in the Oil Business segment. Revenues in both segments increased as a result of our FCCE acquisition in the fourth quarter of 2014.

  Our Environmental Services segment includes parts cleaning, containerized waste, vacuum services, antifreeze recycling, and field services. During the fourth quarter, Environmental Services revenues increased $17.4 million, or 34.8% compared to the fourth quarter of fiscal 2013. During fiscal 2014, Environmental Services segment revenues increased $32.4 million, or 20.6% when compared to fiscal 2013. The increase in this segment was mostly the result of organic growth as well as revenues from our FCCE acquisition.

  Same-branch revenues for our Environmental Services segment increased 18.4% for the fourth quarter, measured for the 74 branches that were in operation throughout both the fourth quarters of fiscal 2014 and 2013. The fourth quarter of fiscal 2014 consisted of 17 weeks, compared to the fourth quarter of fiscal 2013 which consisted of 16 weeks. Excluding the additional week in 2014, same branch sales increased 13.7% from the fourth quarter of fiscal 2013 to the fourth quarter of fiscal 2014. For fiscal 2014 Environmental Services segment same-branch revenues increased 12.4%. Excluding the additional week, for the full fiscal year same branch revenues increased 10.9% from fiscal 2013 to fiscal 2014.

  In the fourth quarter of fiscal 2014, average revenues per working day in our Environmental Services segment were approximately $840,000, compared to $650,000 in the fourth quarter of fiscal 2013 and compared to $720,000 in the third quarter of fiscal 2014. For fiscal 2014, average revenues per working day in our Environmental Services segment were approximately $740,000, compared to $615,000 in fiscal 2013.

  Our Oil Business segment includes used oil collection, recycled fuel oil sales, and re-refining activities. During the fourth quarter of fiscal 2014, Oil Business revenues increased 18.4%, to $49.7 million from $42.0 million in the fourth quarter of fiscal 2013, as a result of revenues from our FCCE acquisition. In the fourth quarter of 2014, revenues from our used oil re-refinery declined as a result of significantly lower crude oil prices, which impacted the selling prices of our re-refinery products and by-products. During fiscal 2014, Oil Business revenues increased $23.5 million, or 18.6% reflecting increased volume of sales at our used oil re-refinery in Indianapolis compared to 2013 and revenues from our FCCE acquisition.

  During the fourth quarter of fiscal 2014, we produced base oil at a rate of 95% of the nameplate capacity of our re-refinery of 65 million gallons of feedstock per year.

  Fourth quarter 2014 operating results include $5.1 million of acquisition and integration costs related to the FCCE acquisition and a $6.1 million write down of inventory due to the substantial decline in oil prices.

  Basic loss per share was $0.51 in the fourth quarter of fiscal 2014, compared to earnings per share of $0.15 in the fourth quarter of fiscal 2013. Loss per share was $0.38 for fiscal 2014, compared to basic earnings per share of $0.25 in fiscal 2013.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "Fiscal 2014 contained both important achievements and big challenges. In our Environmental Services Segment we were able to produce growth of over 20%; a majority of which was organic growth. We are also very pleased with our double digit same branch sales growth for the year especially given the extreme weather conditions which negatively impacted our first quarter results."

Chalhoub added: "Although we gradually increased profitability in our Oil Business segment during the second and third quarters of 2014, the substantial decline in crude oil prices in the fourth quarter of the year created a challenging environment for us and for the entire industry. While we have worked hard to mitigate the impact of falling oil product prices on the spread between the price of the oil products we sell and the cost of the used oil we collect, the requirement to write-down the value of our oil product inventory was a significant negative impact to our profitability for the fourth quarter and for the full year."

Chalhoub also added, "However, we are very excited about the growth opportunities the acquisition of FCC Environmental has and will continue to provide us in our Environmental Services businesses. We have also begun to take steps to realize potential efficiency gains in the Oil Business segment as a result of the acquisition. Based on the integration work we've completed so far, we expect to be able to achieve our forecasted synergies of $20 million per year."

Mark DeVita, Chief Financial Officer stated, "We are very pleased with the 13.7% same branch sales growth in our Environmental Services segment during the fourth quarter. This represents our highest same branch sales growth rate in any quarter since fiscal 2012."

DeVita added: "In our Oil Business segment, from the end of the third quarter of fiscal 2014 until the end of the fourth quarter of fiscal 2014, we decreased the price paid to generators for their used oil by approximately $0.65 per gallon. Unfortunately, fourth quarter earnings were negatively impacted by inventory write-downs of $6.1 million which represented 12.2% of fourth quarter segment revenues. Also, the market price for the type of base oil we sell declined by almost 30% from the end of the third quarter until the end of the fourth quarter of fiscal 2014 which negatively impacted our earnings."

DeVita also added: "During the fourth quarter we incurred $5.1 million in combined acquisition and integration costs related to the FCC Environmental acquisition. This represents approximately 4.3% of fourth quarter revenues."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to successfully integrate FCC Environmental and achieve the anticipated synergies from the acquisition within the expected time period, or at all; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost-effectively collect or purchase used oil or generate operating results; our ability to successfully complete our used oil re-refinery expansion and realize the anticipated benefits therefrom within the expected time period, or at all; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in the Company's Annual Report on Form 10-K filed with the SEC on March 3, 2014 and Quarterly Report on Form 10-Q filed with the SEC on October 16, 2014. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services and waste antifreeze collection and recycling. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 84 branches serving over 100,000 customer locations.

Conference Call

The Company will host a conference call on Tuesday, March 17, 2015 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	January 3, 2015	December 28, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$ 21,555	$ 22,632
Accounts receivable - net	49,857	31,172
Inventory - net	30,798	27,307
Deferred income taxes	2,549	1,004
Other current assets	11,776	3,661
Total Current Assets	116,535	85,776
Property, plant and equipment - net	137,137	85,116
Equipment at customers - net	22,039	19,358
Software and intangible assets - net	24,775	16,054
Goodwill	19,333	9,654
Total Assets	$ 319,819	$ 215,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 32,466	$ 18,291
Current maturities of long-term debt and term loan	5,259	2,906
Accrued salaries, wages, and benefits	5,212	4,145
Taxes payable	4,080	1,292
Other current liabilities	6,010	2,730
Total Current Liabilities	53,027	29,364
Term loan, less current maturities	73,854	17,500
Long-term debt, less current maturities	40	552
Deferred income taxes	5,484	9,238
Total Liabilities	$ 132,405	$ 56,654

STOCKHOLDERS' EQUITY:
Common stock	$ 221	$ 184
Additional paid-in capital	181,140	146,043
Retained earnings	5,135	12,143
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	186,496	158,370
Noncontrolling Interest	918	934
Total Equity	187,414	159,304
Total Liabilities and Stockholders' Equity	$ 319,819	$ 215,958

Heritage-Crystal Clean, Inc.
Consolidated Statements of Operation
(In Thousands, Except per Share Amounts)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Revenues
Product revenues	$ 53,630	$ 44,643	$ 160,079	$ 132,409
Service revenues	63,460	47,333	178,973	150,727
Total revenues	$ 117,090	$ 91,976	$ 339,052	$ 283,136

Operating expenses
Operating costs	$ 107,144	$ 74,453	$ 290,622	$ 234,638
Selling, general, and administrative expenses	20,314	9,583	45,646	30,274
Depreciation and amortization	4,966	3,278	12,877	9,524
Other (income) expense - net	(791)	(21)	(434)	210
Operating (loss) income	(14,543)	4,683	(9,659)	8,490
Interest expense – net	579	107	689	417
(Loss) income before income taxes	(15,122)	4,576	(10,348)	8,073
(Benefit of) provision for income taxes	(5,494)	1,902	(3,483)	3,428
Net (loss) income	$ (9,628)	$ 2,674	$ (6,865)	$ 4,645
Income attributable to noncontrolling interest	61	28	143	100
(Loss) income attributable to Heritage-Crystal Clean, Inc. common stockholders	$ (9,689)	$ 2,646	$ (7,008)	$ 4,545

Net (loss) income per share: basic	$ (0.51)	$ 0.15	$ (0.38)	$ 0.25
Net (loss) income per share: diluted	$ (0.51)	$ 0.14	$ (0.38)	$ 0.24

Number of weighted average shares outstanding: basic	18,985	18,335	18,604	18,224
Number of weighted average shares outstanding: diluted	18,985	18,677	18,604	18,552

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(In Thousands)
(Unaudited)

For the Fourth Quarters Ended,

January 3, 2015

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 6,483	$ 47,147		$ 53,630
Service revenues	60,884	2,576		63,460
Total revenues	$ 67,367	$ 49,723	—	$ 117,090
Operating expenses
Operating costs	50,122	57,022		107,144
Operating depreciation and amortization	2,172	2,219		4,391
Profit (loss) before corporate selling, general, and administrative expenses	$15,073	$ (9,518)	$ —	$ 5,555
Selling, general, and administrative expenses			20,314	20,314
Depreciation and amortization from SG&A			575	575
Total selling, general, and administrative expenses			$ 20,889	$ 20,889
Other income - net			(791)	(791)
Operating loss				(14,543)
Interest expense - net			579	579
Loss before income taxes				$ (15,122)

December 28, 2013

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 5,430	$ 39,213		$ 44,643
Service revenues	44,555	2,778		47,333
Total revenues	$ 49,985	$ 41,991	—	$ 91,976
Operating expenses
Operating costs	33,329	41,124		74,453
Operating depreciation and amortization	1,617	1,136		2,753
Profit (loss) before corporate selling, general, and administrative expenses	$ 15,039	$ (269)	$ —	$ 14,770
Selling, general, and administrative expenses			9,583	9,583
Depreciation and amortization from SG&A			525	525
Total selling, general, and administrative expenses			$ 10,108	$ 10,108
Other income - net			(21)	(21)
Operating income				4,683
Interest expense - net			107	107
Income before income taxes				$ 4,576

For the Fiscal Years Ended,

January 3, 2015

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 19,398	$ 140,681	$ —	$ 160,079
Service revenues	170,333	8,640		178,973
Total revenues	$ 189,731	$ 149,321	$ —	$ 339,052
Operating expenses
Operating costs	136,226	154,396	—	290,622
Operating depreciation and amortization	5,885	4,915	—	10,800
Profit (loss) before corporate selling, general, and administrative expenses	$ 47,620	$ (9,990)	$ —	$ 37,630
Selling, general, and administrative expenses			45,646	45,646
Depreciation and amortization from SG&A			2,077	2,077
Total selling, general, and administrative expenses			$ 47,723	$ 47,723
Other income - net			(434)	(434)
Operating loss				(9,659)
Interest expense - net			689	689
Loss before income taxes				$ (10,348)

December 28, 2013

	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$ 14,449	$ 117,960	$ —	$ 132,409
Service revenues	142,833	7,894		150,727
Total revenues	$ 157,282	$ 125,854	$ —	$ 283,136
Operating expenses
Operating costs	110,459	124,179	—	234,638
Operating depreciation and amortization	4,937	3,364	—	8,301
Profit (loss) before corporate selling, general, and administrative expenses	$ 41,886	$ (1,689)	$ —	$ 40,197
Selling, general, and administrative expenses			30,274	30,274
Depreciation and amortization from SG&A			1,223	1,223
Total selling, general, and administrative expenses			$ 31,497	$ 31,497
Other expense - net			210	210
Operating income				8,490
Interest expense - net			417	417
Income before income taxes				$ 8,073

Total assets by segment as of January 3, 2015 and December 28, 2013 were as follows (in thousands):

	January 3, 2015	December 28, 2013
Total Assets:
Environmental Services	$ 113,518	$ 80,451
Oil Business	158,577	110,040
Unallocated Corporate Assets	47,724	25,467
Total	$ 319,819	$ 215,958

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, goodwill, accounts receivable, and inventories allocated to each segment. Assets for the corporate unallocated amounts consist of property, plant, and equipment used at the corporate headquarters, as well as cash and net deferred tax assets.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and Adjusted EBITDA
(In Thousands)
(Unaudited)

	For the Fourth Quarters Ended,		For the Fiscal Years Ended,

	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Net (loss) income	$ (9,628)	$ 2,674	$ (6,865)	$ 4,645

Interest expense - net	579	107	689	417

(Benefit of) provision for income taxes	(5,494)	1,902	(3,483)	3,428

Depreciation and amortization	4,966	3,278	12,877	9,524

EBITDA(a)	$ (9,577)	$ 7,961	$ 3,218	$ 18,014

Write down of oil inventory	6,112	—	6,112	—

Acquisition and integration costs of FCC Environmental	5,061	—	7,356	—

Additional costs due to unplanned shut down of re-refinery	271	—	271	—

Non-cash compensation	133	557	1,339	1,629

Adjusted EBITDA(b)	$ 2,000	$ 8,518	$ 18,296	$ 19,643

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:
EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
(b) Adjusted EBITDA represents EBITDA adjusted for certain non-cash or infrequently occurring items such as:
(1) Non-cash inventory impairment charge, which is included in Operating Costs
(2) Acquisition and integration costs related to the purchase of FCC Environmental, which are included in SG&A
(3) Costs incurred due to the unplanned shutdown of the Company's used oil re-refinery, which are recorded in Other Income / Expense - net
(4) Non-cash compensation expenses which are recorded in SG&A
We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670